                                                            January 13, 1999


                             DAYTON HUDSON CORPORATION

                      SMG INCOME CONTINUANCE POLICY STATEMENT

                     FOR MEMBERS OF THE SENIOR MANAGEMENT GROUP


I.   CONCEPTS

     A.   GENERAL

          The present policy of the Corporation is to provide, under certain defined circumstances, Income Continuance Payments to certain members of its Senior Management Group ("SMG") whose employment is terminated at the instance of the Corporation or who terminates within two years after a Change in Control. This policy is intended to assist in the occupational transition and financial security of those identified Executives whose services are no longer deemed required within the Corporation, who have during their tenure been faithful and honest employees, who do not during the period of those payments engage in disqualifying misconduct, and to the extent not compensated for services to a directly competitive employer and to assist Executives who terminate employment with the Corporation within two years after a Change in Control.

          This will be known as the SMG Income Continuance Policy ("SMG-ICP") of the Corporation. It will be interpreted and applied in accordance with this Statement of policy and with any subsequent amendment or restatement applicable to the Executive.

     B.   ELIGIBILITY

          To be eligible under SMG-ICP, an Executive must be a member of the SMG after July 13, 1988, as specified in this Statement, and not be covered by the Dayton Hudson Corporation Income Continuance Policy Statement. An SMG shall not be eligible to participate under this policy if he/she is eligible to participate under the Dayton Hudson Corporation Income Continuance Policy.

     C.   REASSIGNMENT

          An Executive will continue to have income protection under SMG-ICP for at least 12 calendar months (Eligibility Period) after internal reassignment to a position which does not otherwise include eligibility for SMG-ICP benefits.

     D.   SPIN-OFF

          An Executive who retains substantially the same position in an ongoing Operating Company or similar business unit after the Corporation has ceased to be its owner or operator will remain eligible for the same SMG-ICP benefits from the Corporation as if the Executive had been transferred to a non-SMG position within the Corporation at the time of the Spin-Off.

     E.   DISQUALIFICATION AND REDUCTION

          Serious and deliberate misconduct in employment by an Executive resulting in discharge for cause can disqualify an Executive from SMG-ICP eligibility. Except as otherwise expressly provided in this Statement, after termination under SMG-ICP and normal windup of former duties an Executive will not be required to perform any regular services for the Corporation, and will be free to accept any other employment. Except as otherwise provided in this Statement, SMG-ICP Payments otherwise payable to an Executive will be reduced or excused in the amount of compensation from Directly Competitive Employment as specifically defined to the Executive in advance according to this Statement. An Executive otherwise entitled to SMG-ICP Payments after Termination, Reassignment or Spin-Off will be disqualified from receiving future Payments by reason of serious and deliberate misconduct which is unlawful or clearly and seriously harmful to the Corporation, or to its interest or those of certain subsequent employers.

     F.   INTERPRETATION

          Subject to the express terms of this Statement, the Chief Executive Officer of the Corporation will have sole and final authority to interpret the SMG-ICP and determine its application, and will interpret it consistently and in good faith. Section I of this Statement is intended as a summary of the more detailed provisions of
          Section II. For that reason, Section II will control in the event of any difference.

II.  APPLICATION

     A.   ELIGIBILITY PERIOD - DEFINITION

          The "Eligibility Period" of an Executive is determined by the Executive's most recent Salary Grade on the Effective Date of Termination, Spin-Off or Reassignment by the Corporation; provided, however, in the event of a downgrade or downgrades, the Eligibility Period of the Executive's highest Salary Grade shall continue to be applicable until the expiration of the Eligibility Period for that Salary Grade and then the Eligibility Period for the next highest Salary Grade shall be used until it expires and this process shall continue until the Eligibility Period for the last Salary Grade for which this Statement covers expires. It will be calculated according to the following schedule:

                    Salary Grade           Eligibility Period
                    ------------           ------------------
                        37-51                  24 months
                        35-36                  22 months
                        32-34                  20 months
                        30-31                  18 months
                        28-29                  16 months
                        26-27                  14 months
                   lower than 26               12 months

          An Executive entitled to SMG-ICP Payments will not be entitled to prepayment or other change in the monthly payment schedule.

     B.   ELIGIBILITY PERIOD - USE

          The Eligibility Period of an Executive will determine the number of consecutive calendar months for which an Executive remains eligible for SMG-ICP Payments under this Statement after:

          1. Reassignment to a new position within the Corporation which is not designated an SMG Position, or

          2.   The effective date of a Spin-Off by the Corporation, or

          3.   A downgrade as set forth in A. above.

     C.   PAYMENT PERIOD - DEFINITION

          The Payment Period for an Executive will consist of the same number of months as the Executive's Eligibility Period, measured from the time when SMG-ICP Payments first become payable to the Executive under the terms of this Statement.

     D.   PAYMENTS

          1.   AMOUNT

               Each monthly SMG-ICP Payment to an Executive during the Payment Period will equal one twelfth (1/12) of the Executive's Final Annual Cash Compensation from the Corporation which will consist of the sum of:

               a.   BASE COMPENSATION

                    The annual Base (regular monthly or other fixed salary) rate payable as Cash Compensation to the Executive at the time of Notice of Termination or effective date of Reassignment or Spin-

                    Off or downgrade, but in no event less than the highest annual rate paid to the Executive at any time during a number of months equal to the Executive's Eligibility Period immediately before the Notice of Termination or effective date of Reassignment or Spin-Off or downgrade, and

               b.   PERFORMANCE BONUS

                    The average amount of the three annual Performance Bonuses most recently paid or credited to the Executive as Cash Compensation or deferred bonus, prior to Executive's Notice of Termination or effective date of Reassignment or Spin-Off or downgrade. For purposes of SMG-ICP, the Performance Bonus of an Executive shall be determined according to the applicable Short Term Incentive Plan of the Corporation, shall also include, if applicable, any discretionary bonus paid during said applicable period on account of the Executive's performance but outside of the purview of the then applicable Short Term Incentive Plan.

               c.   ADJUSTMENT

                    The annual rate in dollars of each merit increase awarded to an Executive before Notice of Termination will be included in Base Compensation to determine the Executive's SMG-ICP Payments. If the Executive's annual rate of Base Compensation at the time of Notice of Termination has been increased or decreased to reflect a change from the Short Term Incentive Plan used to determine the Performance Bonus defined above, and the change is for the purpose of altering the future relationship of Bonus to total Annual Cash Compensation of the Executive, then the dollar amount of that increase or decrease in annual rate of Base Compensation will be excluded in determining ICP Payments.

          2.   COMMENCEMENT

               Monthly SMG-ICP Payments, or entitlement to begin receiving them, will commence in the next full calendar month after the Effective Date of Termination, subject to any Set-offs, Adjustments and Withholding as specified in

               a.   DEFERRED SMG-ICP PAYMENTS

                    Until the Effective Date of Termination there will be no change in the rate or timing of compensation, benefits or perquisites to which the Executive was entitled immediately before the Notice of Termination, and no amount received from the Corporation before that Effective Date will be charged against the SMG-ICP Payments to which the Executive is entitled under this Statement.

               b.   DIFFERENT EMPLOYMENT SEVERANCE DATE

                    If the Corporation agrees in writing with the Executive upon, or notifies the Executive of, an Employment Severance Date later than the SMG-ICP Effective Date of Termination, then:

                    1) All Cash Compensation that the Executive receives after the SMG-ICP Effective Date of Termination will be treated as an Adjustment and deducted from SMG-ICP Payments otherwise payable, as defined in 3 c below, and will be paid in the amount(s) and at the time(s) to which the Executive was entitled immediately before the Notice of Termination, and

                    2) Employee benefits and normal use and expense of executive perquisites and facilities available to the Executive before the Notice of Termination will continue until the Employment Severance Date and, except to any extent otherwise specified in this Statement or by written advance notice to the Executive by the Corporation, will not be charged against SMG-ICP Payments to which the Executive is entitled under this Statement.

          3.   SET-OFF AND WITHHOLDING

               SMG-ICP Payments are not intended to duplicate or be in addition to any other payment due between the Corporation and the Executive.

               a.   REDUCTION

                    Each Payment otherwise due from the Corporation to the Executive will be reduced, dollar for dollar and in timing by all amounts which the Executive receives or is entitled to receive from the Corporation or under a plan, program or agreement maintained by and at the expense of the Corporation after the Effective Date of Termination or Spin-Off. This will include such sources as life and disability insurance. It will not apply to accrued vacation or expense reimbursement (both will be paid in cash at termination), Pension proceeds, Supplemental Retirement and Savings Plan proceeds, Deferred Compensation Plans, Social Security, fully exercisable or earned-out stock option, stock appreciation rights, performance shares or restricted stock awards, or benefits payable under any Worker's Compensation or similar law or regulation.

                    Termination of employment by reason of mandatory retirement under a lawful and uniform policy of the employer applicable to the Executive will not be treated as a termination for SMG-ICP purposes.

               b.   DEBT

                    The Corporation may apply not more than 25 percent of any SMG-ICP Payment otherwise due to the Executive to pay any overdue debt payable to the Corporation on any obligation of the Executive or dependent of Executive, until all such accounts are paid in full or current according to their terms.

               c.   ADJUSTMENTS

                    If monthly payments received by the Executive from the Corporation immediately after the Effective Date of Termination are not computed under SMG-ICP, then when regular monthly SMG-ICP Payments begin they will reflect itemized adjustments to apply the SMG-ICP monthly rate to the SMG-ICP Effective Date of Termination. Taxes and other amounts required by law or by the Executive's written instruction will be withheld from SMG-ICP amounts otherwise payable.

     E.   DEATH OF EXECUTIVE

          If an Executive should die after Notice of Termination and before completion of the Executive's Payment Period, the remaining Payments will be made by the Corporation as follows, without unnecessary interruption:

          1. Unless the Executive has otherwise designated in unrevoked writing, acknowledged in writing by the CEO, the surviving spouse of the Executive, if any, will be entitled to all remaining Payments.

          2. If the Executive has otherwise effectively designated in unrevoked writing, acknowledged in writing by the CEO, then Payment will be made to or for the account of the person or persons so designated as identified by the Corporation.

          3. In the absence of effective prior written designation by the Executive and of a known surviving spouse, the Corporation may hold remaining Payments until the executor, heirs or administrator of the Executive can be identified and Payment made and receipted to the reasonable satisfaction of the Corporation pursuant to the advice of its legal counsel.

          4. In the interest of providing uninterrupted income to authorized beneficiaries of the Executive, any SMG-ICP Payment made with reasonable care and in good faith by the Corporation shall conclusively constitute Payment by the Corporation in accordance with and satisfaction of the entitlement of the Executive and Executive's beneficiaries under SMG-ICP. No interest or other charge shall be payable by the Corporation or its representatives on any Payment delayed by the Corporation to permit reasonable verification of authorized recipient(s).

     F.   DISQUALIFICATION

          No Executive will be disqualified from receipt of future SMG-ICP Payments by reason of any act or omission of anyone other than the Executive or one or more persons acting pursuant to the conscious and effective control of the Executive. Disqualification will be interpreted as follows:

          1.   WHILE EMPLOYED IN THE CORPORATION

               Deliberate and serious disloyal or dishonest conduct in the course of employment will disqualify if it justifies and results in prompt discharge for specific cause under the established policies and practices of the Corporation as interpreted by the CEO for this purpose. Examples would include material unlawful conduct, material and conscious falsification or unauthorized disclosure of important records or reports, embezzlement or unauthorized conversion of property, serious violation of conflict of interest or vendor relations policies, and misuse or disclosure of significant trade secrets or other information likely to be of use to the detriment of the Corporation or its interests.

          2.   AFTER NOTICE OF TERMINATION OR SPIN-OFF

               The SMG-ICP will not restrict an Executive's conduct or employment opportunities after Notice of Termination, or any independent remedy of the Corporation or its representatives by reason of the Executive's conduct while employed. The obligation of the Corporation to or for an Executive during the Eligibility and Payment Periods can be terminated only by the deliberate conduct of the Executive or one acting under the Executive's conscious and effective control, and only as to any SMG-ICP Payments not yet due, by reason of one or more of the following events:

               a. Unauthorized removal, use or disclosure of strategic or operating plans, trade secrets, customer lists, internal systems or other significant proprietary information of or concerning the Corporation or its personnel, the use or disclosure of which is intended or likely to cause loss or reduction of business advantage or substantial injury to the Corporation or its management, business opportunities or interests.

               b. Expressing or endorsing publication of untrue statements which are intended or likely to receive broad public attention and to bring the Corporation or its interests, methods or representatives into disrepute.

               c. Providing materially false or misleading information concerning post-termination employment, or failure or refusal promptly and accurately to provide required information, verification or authorization required by the CEO as provided in this Statement and affecting any SMG-ICP payment due from the Corporation.

               d. Solicitation of or an offer to an employee within the Corporation to accept employment elsewhere, where the selection of or offer to the recruited employee was based in the whole or in part upon Executive's knowledge or experience concerning the employee which was acquired by the Executive while employed within the Corporation or through one or more personal acquaintances employed within the Corporation.

               e. Exercising the discretion, authority or powers of an office or position held by an Executive after Notice of Termination, and whether or not before an Effective Date of Termination or Employment Severance Date, unless specifically authorized or directed in writing in advance by an authorized executive of the Corporation.

               f. Because SMG-ICP is not intended to encourage or reward misconduct in employment, an Executive can be disqualified from receipt of future SMG-ICP Payments from the Corporation because of termination of employment by a Spin-Off employer for unlawful or serious and deliberate misconduct during the Executive's Eligibility Period. If the CEO independently determines and informs the Executive in writing that termination of employment by another employer was due to unlawful or serious and deliberate misconduct which would have resulted in SMG-ICP disqualification under the standards of this Statement if committed against and while employed by this Corporation, then the Executive will be deemed conclusively and irrevocably to have waived and abandoned all right to future SMG-ICP Payments from this Corporation. If the CEO concludes that there is reason to believe that disqualifying misconduct under this paragraph may have resulted in a termination of employment which would otherwise initiate or increase its SMG-ICP Payments to the

                    Executive, the Corporation may postpone commencement of or change in SMG-ICP Payments until it has received from the Executive a full and accurate explanation of the circumstances and written authorization for the terminating employer to make full and confidential disclosure to the Corporation, and has had a reasonable time not exceeding 60 days to complete an investigation and for the CEO to make a determination.

          3.   PRESERVATION OF RIGHTS

               Neither SMG-ICP nor its application shall waive, excuse, preclude or otherwise affect any right or remedy which the Corporation or any agent or representative of the Corporation may have, individually or collectively, under law by reason of conduct of the Executive during or after employment within the Corporation. Disqualification or reduction of Payments under SMG-ICP will be an additional and not an exclusive remedy.

     G.   COMPETITIVE EMPLOYMENT

          An Executive will receive not less than the full amount of the specified SMG-ICP Payments from the Effective Date of Termination through the full Payment Period whether or not compensated by another employer for services in that period, unless disqualified under Section F., immediately above or employed by a Spin-Off employer, as defined, or as provided in this Section G. Compensation from employment which is not identified as Directly Competitive Employment ("DCE") will be in addition to and will not reduce any SMG-ICP Payment. If an Executive engages in DCE as specifically defined in advance and by this Statement, then each SMG-ICP Payment otherwise payable to the Executive will be currently reduced., dollar for dollar and in timing, by the amount of all Cash Compensation earned (whether on a current or deferred payment basis) from that source during the Payment Period.

          These provisions will be interpreted and administered as follows:

          1.   PURPOSE OF SET-OFF

               Reduction of SMG-ICP Payments by the amount of Cash Compensation determined to be from DCE is not intended to restrict or penalize an Executive's choice of alternative career opportunities, but only to preserve and reconcile the personal income security intended to be provided to Executives by SMG-ICP with the legitimate interests of the Shareholders of the Corporation in its highly competitive business context.

          2.   COMPETITORS IDENTIFIED

               At or about the time of Notice of Termination, the Corporation will inform the Executive in writing of those employers who have been individually and specifically determined to offer DCE for SMG-ICP purposes with respect to the Executive's former employment within the Corporation. This designation will take into account existing operations and known plans of the Corporation and of the employers listed, and will not change during the Eligibility Period by reason of subsequent and mutually unanticipated changes in the operations or plans of either. An Executive whose employment with a Spin-Off employer is terminated during the Eligibility Period without disqualifying misconduct and who is not reemployed in the Corporation will receive designation of DCE employers promptly after written notice by the Executive to the Corporation of non-disqualifying termination of Spin-Off employment.

          3.   CRITERIA

               The following criteria will be employed in determining and administering SMG-ICP application to DCE.

               a.   SELECTIVE POTENTIAL DETRIMENT

                    A position will not be determined to constitute DCE for this purpose unless the CEO determines that the competitive effectiveness of the Executive and the new employer would be materially enhanced by the Executive's current knowledge of such matters as the particular methods, policies, customers, suppliers, personnel or plans of the Corporation or its relevant Operating Company, as distinguished from the skills, experience and services of the Executive generally. The Corporation will identify for DCE purposes not more than three persons, firms or corporations who are determined for this purpose to be the leading direct and immediate competitors of the affected business of the Corporation.

               b.   PRESERVATION OF EMPLOYMENT OPPORTUNITIES

                    Whether or not an Executive's most recent employment within the Corporation involved direct participation in the management of one or more Operating Companies, this section will not be used to discourage or penalize otherwise suitable employment opportunities in retailing or otherwise. The Corporation may require, as a condition of avoiding DCE designation for the Executive, a suitable written undertaking by the Executive and the new employer that the Executive remains obliged not to use or divulge trade secrets or proprietary information of the Corporation and that the Executive will not volunteer or be expected or required to violate that obligation in the course of the new employment.

               c.   RELEVANT CONSIDERATIONS

                    In determining DCE, the CEO will give suitable consideration to geographic, product and price-line marketing overlaps, the nature and content of the Executive's particular knowledge of strategies and plans within the Corporation, and the extent to which the Executive's knowledge, as distinguished from skills, is likely to be a significant factor in generating an employment opportunity. Employment exclusively with a component of a larger business entity, which component is not presently or known to be planned to be a direct and immediate competitor of the Executive's former Operating Company, will not be treated as DCE merely because one or more other components of that entity is or may become a competitor of the Corporation or one or more of its other Operating Companies.

          4.   SMG-ICP PAYMENT REDUCTION

               Uniform and responsible administration of SMG-ICP will require reliable information and verification to the Corporation.

               a.   REPORTING

                    To be eligible for any SMG-ICP Payment during a period of DCE, an Executive must, in addition to all other required reporting, provide to the Corporation in writing an accurate statement of the amount and payment schedule of all Cash Compensation or its equivalent to be received from the new employer and of any subsequent change or correction of that amount, in such form and with such verification as the CEO may request in writing. An Executive will not be or become entitled to receive or retain any portion of any SMG-ICP Payment on account of any Payment Period for which that information, and any required verification, is not currently and accurately provided.

               b.   VERIFICATION AND RECONCILIATION

                    Required verification may include authorization for written confirmation from the employer and confidential disclosure of completed W-2, payroll and income tax forms of the Executive on which taxes have been or will be paid. If the Corporation withholds for more than 30 days any SMG-ICP Payment pending receipt of required information or verification which is later received and found satisfactory, the Corporation will pay interest at a realistic rate determined by the CEO for the period of delay. The Corporation and the Executive will each fairly and promptly adjust by payment any discrepancy later discovered between reported and actual Cash Compensation of the Executive, but the Corporation will have no liability for any amount not claimed by an Executive in writing before final expiration of the Executive's Payment Period.

     H.   REASSIGNMENT AND SPIN-OFF

          The purpose of SMG-ICP is to attract and preserve the services of Executives for the benefit of the Corporation by providing unreduced personal income to them for the full Eligibility and Payment Periods in the absence of disqualifying personal misconduct, DCE or continued employment after a Spin-Off. If the Corporation should determine that its shareholders' interests would best be served by disposition or major alteration of an Executive's current Operating Company or position, SMG-ICP will be available to the Executive unless:

          1.   REASSIGNMENT AND OTHER ADJUSTMENTS

               The Corporation may transfer an Executive to another position within the Corporation or any of its Operating Companies or reduce the Executive's Compensation in Executive's current position (collectively referred to as "Reassignment"). An Executive in the case of either event may elect SMG-ICP Payments if the Executive's total monetary compensation after Reassignment will be measurably and substantially below the total monetary compensation of the Executive immediately before notice of Reassignment. For this purpose, personal monetary compensation will include salary and bonus and continuation, or payment of the substantial equivalent in Cash Compensation, of all non-cash personal benefits and perquisites which the Executive was receiving immediately before and does not receive after the Reassignment and which are susceptible of accurate and objective measurement in dollars as determined by the CEO; or

          2.   SPIN-OFF

               A Spin-Off (as defined) occurs and the Executive is requested by the Corporation to continue in the resulting company or operation in substantially the same position as immediately before Spin-Off.

               a.   SMG-ICP ELIGIBILITY

                    An Executive will, in the event of Spin-Off, have the same rights and limitations to elect to receive SMG-ICP payments in lieu of the continuation of employment as if Reassigned at that time to another position within the Corporation as provided in subparagraph (1), immediately above. Comparison of the Executive's monetary compensation before and after the ownership change will be measured by the same standards for this purpose. An Executive whose employment continues after Spin-Off will remain eligible for SMG-ICP Payments from the Corporation for the Executive's full SMG-ICP Eligibility Period, measured from the effective date of Spin-Off.

               b.   SUBSEQUENT TERMINATION

                    If during the Eligibility period after Spin-Off the Executive's employment should be involuntarily terminated, or the Executive irrevocably terminates the employment because of an involuntary reduction in monetary compensation to a rate materially below the Executive's most recent monetary compensation rate within the Corporation, the Executive shall be eligible for full SMG-ICP Payments from the Corporation as though the Executive were then employed by the Corporation. Any amount paid to the Executive by the Spin-Off employer after effective date or on account of that termination will be set off against, and reduce dollar for dollar and in timing, any SMG-ICP Payments otherwise payable to the Executive by the Corporation.

               c.   REEMPLOYMENT OFFER

                    The obligation of the Corporation to make future SMG-ICP Payments to an Executive because of a non-disqualifying termination of employment after a Spin-Off under this subsection can be terminated by a suitable offer to the Executive of employment within the Corporation. Such an offer will be suitable for this purpose if it is a good faith offer of a management position at a rate of monetary compensation at least equal to the Executive's rate immediately before the effective date of Spin-Off, and is timely. It will be timely for this purpose if communicated to the Executive within 30 days after the Corporation receives written notice or has actual knowledge of the termination of the Executive's employment, and specifies a starting date not less than 30 nor more than 60 days thereafter. The Corporation will promptly initiate SMG-ICP Payments when notified in writing of the non-disqualifying termination, and continue Payments until the starting date specified in the reemployment offer, whether or not the offer is accepted. If the offer is not accepted and implemented by the Executive according to its terms, the obligation of the Corporation to make further SMG-ICP Payments will irrevocably expire on the starting date specified in the offer. If the offer is accepted, all Cash Compensation paid to the Executive after reemployment within the Corporation will be credited, dollar for dollar, against SMG-ICP Payments otherwise payable to the Executive.

               d.   ELIGIBILITY AFTER REEMPLOYMENT

                    If reemployed within the Corporation but not in an SMG position after involuntary termination during the Executive's Eligibility Period following Spin-Off under this section, the Executive will remain eligible under SMG-ICP for the balance of the Executive's Eligibility Period measured from the effective date of Spin-Off, but in no event for a period shorter than one-half of the number of calendar months in the Executive's Eligibility Period on the effective date of Spin-Off measured from the first date of reemployment.

               e.   INTERPRETATION.

                    A Spin-Off will be deemed to have occurred for purposes of this paragraph whether or not afterward: (a) the Executive has a personal ownership or incentive interest in the severed Company or operation; or (b) the severed Company or operation becomes, as a result of or after the severance, a part of one or more other legal entity or entities.

     I.   REPORTING

          For convenience and uniformity of administration, each Executive while eligible for or entitled to SMG-ICP Payments after Termination or Spin-Off will be expected as a pre-condition currently and accurately to inform the Corporation in writing of the name and business address of each employer of Executive during the Eligibility and Payment Periods, including a summary description of the nature and principal business locations of the new employer and the title, principal duties, address and telephone number of the Executive. Significant changes in employment, duties or location will also be promptly reported. The Corporation will not be required to make any SMG-ICP Payment for any period for which it has not received a current and accurate report as required by, or by the CEO in accordance with, this Statement.

     J.   INTERPRETATION

          1. An Executive may at any time request in writing of the CEO, and the CEO may respond or initiate to any, some or all of the Executives, a written determination of the application of the SMG-ICP to specific or reasonably foreseeable circumstances. The express language of Section II of this Statement will control where applicable, and the CEO will act reasonably and in good faith in providing any SMG-ICP or Statement interpretation. Any decision of the CEO consistent with those criteria will be: (1) Final and conclusive of the rights and obligations of all affected parties and (2) Applied uniformly as to all Executives then similarly situated (subject to subsequent SMG-ICP amendment); and (3) Not subject to separate determination or review by any public or private agency or authority except as expressly provided in this Statement.

          2. References to compensation and other monetary rates or measurements in this Statement and its applications are in current dollars, unadjusted by reason of inflation, deflation or otherwise.

          3. Any portion of a full calendar month or year will be prorated on a full calendar basis, without differential related to such considerations as working days or holidays. Any portion of a day will be treated as a full day, and measurement days will begin and end at midnight, current time. The fiscal year of the Corporation will be treated for all purposes as it is for financial reporting purposes.

          4. In the event of application or interpretation of SMG-ICP to an individual Executive who is a Director of the Corporation, or otherwise in its sole discretion, the Board of Directors of the Corporation or its authorized committee shall have and may exercise the sole, exclusive and final authority and discretion of the CEO for any purpose under SMG-ICP.

     K.   RELEASE

          Payment and receipt of SMG-ICP Payments will be in full and final satisfaction of all claims by or through an Executive against the Corporation and its representatives by reason of the employment of the Executive and its termination, except as otherwise expressly provided in this Statement or as required by applicable law or regulation. A signed written Release to that effect, in form approved by the CEO, will be delivered by the Executive or the Executive's representative to the Corporation before the effective date of a Spin-Off affecting the Executive, and in any event before any SMG-ICP Payment will become payable by the Corporation to or on account of the Executive. The Release may, without limitation, require a representation that no confidential documents concerning the Corporation or its intentions have been or will be removed or retained by the Executive without specific authority, and that the Executive will not engage in disqualifying misconduct as defined in this Statement, in reference to the Corporation. The Release will not affect any conversion, vested or continuing rights available to an Executive under a plan of the Corporation other than SMG-ICP.

     L.   GENERAL

          The SMG-ICP and this Statement will not constitute or infer an obligation or undertaking to employ any person for any future period of time or in any specific position. SMG-ICP Eligibility or Payments after Notice of Termination or Spin-Off will not create, continue or evidence any employment relationship with the Corporation. All employment privileges, benefits and perquisites not expressly and in writing reserved to an Executive under SMG-ICP will terminate on the Effective Date of Termination or Spin-Off, unless otherwise expressly agreed in advance in writing by the Corporation. This will not affect any conversion, vested or other continuing benefits or rights available to an Executive under a plan of the Corporation other than SMG-ICP.

     M.   AMENDMENT

          SMG-ICP and this Statement may not be terminated and may not be amended to reduce benefits with respect an Executive subject to the SMG-ICP until two years after the Executive receives written notice of the proposed termination or amendment. Except as set forth in the first sentence hereof, SMG-ICP and this Statement can be amended (including modification, restatement, suspension and termination) at any time, without prior written notice to or consultation with any Executive, by the Board of Directors or any committee appointed by the Board of Directors having the authority of the Board for that purpose. Any such change will have effect as follows:

          1.   EFFECTIVE DATE OF CHANGE

               Except as set forth below, any amendment will be effective on the date of its adoption by the Board or committee or such other such subsequent date or dates as may be specified in the amendment or the resolution by which it is adopted. Unless otherwise mutually agreed in writing by the parties, (a) an amendment or termination will have no effect upon any Executive who at the time has received Notice of Termination under SMG-ICP and (b) a termination or an amendment that reduces benefits will not be effective as to an Executive subject to the SMG-ICP until 2 years after the Executive receives written notice of the termination or amendment.

          2.   NOTICE OF AMENDMENT

               The Corporation will promptly after any amendment provide to each Executive then eligible for SMG-ICP benefits a written statement of

               SMG-ICP as amended, and no amendment will be effective as to an Executive until the later of the date the Executive receives such written statement, or two years after notice as provided in 1 above. An Executive will be deemed to have received the written statement if it is delivered to the Executive in person, or after 48 hours following its hand delivery or dispatch by mail or other suitable means of delivery to the last known address of the Executive.

          3.   ACQUIESCENCE

               An amendment will apply in full to an Executive if mutually agreed in writing by the Executive and the Corporation, or if the Executive or the Executive's representative knowingly receives a benefit or improvement under SMG-ICP as amended which would not have been available without the amendment. If any such benefit from an amendment is knowingly received by an Executive with the consent of the Corporation, then all elements of that amendment and all prior SMG-ICP Statements and amendments then currently in effect will also be applicable to the Executive.

          4.   ADJUSTMENT

               A change in or addition or deletion of any benefit or perquisite plan or program of the Corporation applicable to an Executive may be expressly made subject to prior written agreement by the Executive upon a corresponding change in the interpretation or application of SMG-ICP to the Executive, to prevent redundant or other unintended benefits or detriments to the Executive or the Corporation which might otherwise result.

     N.   APPLICABLE LAW

          It is intended that the decision of the CEO, as specified in the SMG-ICP statement, will be exclusive and final with respect to any application or interpretation of SMG-ICP. If any body of law should be used or applied in determining the meaning or effect of SMG-ICP, in the interest of consistency this will be deemed an agreement made and executed in the State of Minnesota and the law of the State of Minnesota will control.

     O.   DEFINITIONS

          As used in this Statement:

          1.   "CASH COMPENSATION"

               Means all amounts earned, whether or not currently payable, as wages, salary, bonus or a combination by an Executive, payable in cash or its equivalent or agreed to be in lieu of cash compensation. This will not include the value of employee or executive perquisites or benefits accrued or received pursuant to a plan of the employer which is uniformly applied to all of the employees of the employer who are similarly situated or is consistent with established prior practice for the position occupied by the Executive.

          2.   "CEO"

               Means the Chief Executive Officer of Dayton Hudson Corporation, as then currently designated by its Board of Directors, or as otherwise expressly provided in the SMG-ICP Statement.

          3.   "CORPORATION"

               Means Dayton Hudson Corporation and each and all of its Operating Companies, including divisions and subsidiaries, unless otherwise clearly intended by the written context.

          4.   "DIRECTLY COMPETITIVE EMPLOYMENT" (OR "DCE")

               Means personal services to, or for the direct and intended benefit of, a person, firm or corporation determined by the CEO and specified in writing to the Executive at or about the time of Notice of Termination as constituting DCE for SMG-ICP purpose.

          5.   "EFFECTIVE DATE OF TERMINATION"

               If no later date is specified in writing with the Notice of Termination, the Effective Date of Termination for all purposes will be the date the Notice is received by the Executive. No delay in public announcement, or continuation of former duties with or without the consent of the Corporation, will alter or extend the Effective Date of Termination for SMG-ICP purposes, unless expressly agreed upon in advance in writing. The Corporation reserves the right to announce a termination at any time after notice.

          6.   "EMPLOYMENT SEVERANCE DATE"

               If there is no separate written agreement between the Executive and the Corporation, all employment relationships between them shall terminate on the SMG-ICP Effective Date of Termination and will do so in any event upon the effective date of a Spin-Off. If the Corporation agrees in writing in advance that the employment of the Executive within the Corporation will continue after the SMG-ICP Effective Date of Termination, then the Effective Date of Termination will control all SMG-ICP Payments to which the Executive is entitled under this Statement, but the employment of the Executive within the Corporation will continue until the Employment Severance Date to which the Corporation has agreed in writing with, or has given advance written notice to, the Executive.

          7.   "EXECUTIVE"

               Means an individual employed as an executive within the Corporation who currently is, or within the designated Eligibility period has been, a member of the SMG on or after July 13, 1988; provided, however, if a person is covered by the Dayton Hudson Corporation Income Continuance Policy statement, that person is not an Executive hereunder. Unless clearly otherwise intended by the written context, Executive will include all beneficiaries of and persons claiming by or through the designated employee or former employee.

          8.   "NOTICE OF TERMINATION" (OR "NOTICE")

               Means an unconditional written or oral statement of an Executive's organizational superior that the Executive's employment in the Corporation is terminated at the instance of the Corporation. Notice that an Executive's employment will end because of achievement of the age of mandatory retirement under lawful policies of the Corporation will not be a Notice of Termination for SMG-ICP purposes.

          9.   "OPERATING COMPANY"

               Means a division or subsidiary of the Corporation which operates a group of department, low margin, soft lines or specialty stores, or a similar category of ventures within the Corporation having a common business purpose and single chief executive officer.

          10.  "PAYMENTS" (OR "ICP PAYMENTS")

               By the Corporation will include all of those payments made by or on account of the Corporation under SMG-ICP and will include all of those made to or for the account of an Executive or a designated creditor or authorized representative or beneficiary of an Executive or deceased Executive.

          11.  "REASSIGNMENT"

               Means a change in the assignment or work content of an Executive within the Corporation.

          12.  "SPIN-OFF"

               Means a sale or other disposition as a going business of the Corporation's ownership or control of an Operating Company or other unit previously a part of the Corporation.

          13.  "CHANGE IN CONTROL"

               A "Change in Control" shall be

               (a) a majority of the directors of the Corporation shall be persons other than persons

                    (i) for whose election proxies shall have been solicited by the Board of Directors of the Corporation or

                    (ii) who are then serving as directors appointed by the
                         Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships,

               (b) 30% or more of the outstanding Voting Stock (as defined in Article IV of the Restated Articles of Incorporation of the Corporation) of the Corporation is acquired or beneficially owned (as defined in Article IV of the Restated Articles of Incorporation of the Corporation) by any person (as defined in Article IV of the Restated Articles of Incorporation of the Corporation), or

               (c) the shareholders of the Corporation approve a definitive agreement or plan to

                    (i) merge or consolidate the Corporation with or into another corporation (other than (1) a merger or consolidation with a subsidiary of the Corporation or (2) a merger in which the Corporation is the surviving corporation and either (A) no outstanding Voting Stock of the Corporation (other than fractional shares) held by shareholders immediately prior to the merger is converted into cash, securities, or other property or (B) all holders of outstanding Voting Stock of the Corporation (other than fractional shares) immediately prior to the merger have substantially the same proportionate ownership of the Voting Stock of the Corporation or its parent corporation immediately after the merger),

                    (ii) exchange, pursuant to a statutory exchange of shares of Voting Stock of the Corporation held by shareholders of the Corporation immediately prior to the exchange, shares of one or more classes or series of Voting Stock of the Corporation for shares of another corporation or other securities, cash or other property,

                    (iii) sell or otherwise dispose of all or substantially all of the assets of the Corporation (in one transaction or a series of transactions), or

                    (iv)   liquidate or dissolve the Corporation.

          14.  "SALARY GRADE"

               The numerical "Salary Grade" that the Executive is assigned under the Corporation's salary grading system.

          NOTE: Additional Definitions for particular purposes are contained in the text.

     P.   CHANGE IN CONTROL

          Other provisions of this Statement to the contrary notwithstanding, in the event of a Change in Control:

          1. If an Executive's employment with the Corporation is terminated, whether voluntarily or involuntarily, within two years from a Change in Control, the Executive shall be eligible for ICP Payments.

          2. In lieu of periodic payments, the ICP Payment shall be made in a lump sum within 20 days after Executive's termination of employment. The lump sum amount shall be determined by discounting the periodic ICP Payments by the Prime Rate of First National Bank of Minneapolis.

          3. Except for the Release required by Section II.K. of this Statement all other obligations or restrictions of Executive under this Statement shall terminate.

     Q.   CERTAIN REDUCTION OF PAYMENTS BY THE CORPORATION

          1. Anything in this SMG-ICP to the contrary notwithstanding, the provisions of this section Q shall apply to an Executive if Ernst & Young LLP determines that each of a and b below are applicable.

               a. Payments hereunder, determined without application of this section Q, either alone or together with other payments in the nature of compensation to the Executive which are contingent on a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, or otherwise, would result in any portion of the payments hereunder being subject to an excise tax on excess parachute payments imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

               b. The excise tax imposed on the Executive under section 4999 of the Code on excess parachute payments, from whatever source, would result in a lesser net aggregate present value of payments and distributions to the Executive (after subtraction of the excise tax) than if payments and distributions to the Executive were reduced to the maximum amount that could be made without incurring the excise tax.

          2. Under this section Q the payments under this SMG-ICP shall be reduced (but not below zero) so that the present value of such payments shall equal the Reduced Amount. The "Reduced Amount" (which may be zero) shall be an amount expressed in present value which maximizes the aggregate present value of payments under this SMG-ICP which can be made without causing any such payment to be subject to the excise tax under section 4999 of the Code.

          3. If Ernst & Young LLP determines that this section Q is applicable to an Executive, it shall so advise the Corporation. The Corporation shall then promptly give the Executive notice to that effect together with a copy of the detailed calculation supporting such determination which shall include a statement of the Reduced Amount. The Executive may then elect, in his/her sole discretion, which and how much of payments otherwise to be made under this SMG-ICP shall be eliminated or reduced (as long as after such election the aggregate present value of the remaining payments to be made under this SMG-ICP equals the Reduced Amount), and shall advise the Corporation in writing of his/her election within ten days of his/her receipt of notice.
               If no such election is made by the Executive within such ten-day period, the Corporation may elect which and how much of the payments shall be eliminated or reduced (as long as after such election the aggregate present value of the payments equals the Reduced Amount) and shall notify the Executive promptly of such election. For purposes of this section Q, present value shall be determined in accordance with Section 280G of the Code. All the foregoing determinations made by Ernst & Young LLP under this section Q shall be made as promptly as practicable after it is determined that parachute payments will be made to the Executive if an elimination or reduction is not made. As promptly as practicable following the election hereunder, the Corporation shall pay to or for the benefit of the Executive such amounts as are then due to the Executive under this SMG-ICP and shall promptly pay to or for the benefit of the Executive in the future such amounts as become due to the Executive under this SMG-ICP.

          4. As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by Ernst & Young LLP hereunder, it is possible that payments under this SMG-ICP will have been made which should not have been made ("Overpayment") or that additional payments which will have not been made could have been made ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that Ernst & Young LLP, based upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Executive which Ernst & Young LLP believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive if and to the extent such payment would not reduce the amount which is subject to the excise tax under Section 4999 of the Code. In the event that Ernst & Young LLP, based upon controlling precedent, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in
               Section 7872(f)(2)(A) of the Code.

          5. In making its determination under this section Q, the value of any non-cash benefit shall be determined by Ernst & Young LLP in accordance with the principles of section 380G(d)(3) of the Code.

          6. All determinations made by Ernst & Young LLP under this section Q shall be binding upon the Corporation and the Executive.

                                  CLAIMS PROCEDURE
                                      FOR THE
                             DAYTON HUDSON CORPORATION
                      SMG INCOME CONTINUANCE POLICY STATEMENT
                     FOR MEMBERS OF THE SENIOR MANAGEMENT GROUP


When your employment with Dayton Hudson Corporation (the "Company") terminates, the Company will tell you whether you are eligible for benefits from the above-referenced plan and, if so, the amount and timing of the payments that will be made to you.

If you believe that the Company's determination is incorrect in any way, you must file a written claim with the Chief Executive Officer of the Company. The Chief Executive Officer ordinarily will respond to the claim within 90 days of the date on which it is received. However, if special circumstances require an extension of the period of time for processing a claim, the 90-day period can be extended for an additional 90 days by giving you written notice of the extension and the reason that the extension is necessary.

If the claim for a benefit is approved, you will receive written notice of the amount of your benefit and the date on which payments will begin. If your claim is denied in whole or in part, you will be told in writing the specific reasons for the decision and will receive an explanation of the procedures for reviewing the decision.

If you do not agree with the decision, you can request that the Chief Executive Officer reconsider his or her decision by filing a written request for review within 60 days after receiving notice that the claim has been denied. You or your representative can also present written statements which explain why you believe that the benefit claimed should be paid and may review all pertinent plan documents.

Generally, the decision will be reviewed within 60 days after the Chief Executive Officer receives a request for reconsideration. However, if special circumstances require a delay, the review may take up to 120 days. (If a decision cannot be made within the 60-day period, you will be notified of this fact in writing.) You will receive a written notice of the decision which will explain the reasons for the decision by making specific reference to the Plan provisions on which the decision is based.